Exhibit 99.1

For Immediate Release

For Further Information Please Contact:

Michael McCurdy

General Counsel

Brookline Bancorp, Inc.

617-730-3500

Brookline Bancorp, Inc. Completes Acquisition of Bancorp Rhode Island, Inc.

And Announces Date for Release of Fourth Quarter 2011 Earnings

BROOKLINE, MA, January 3, 2012 - Brookline Bancorp, Inc. (NASDAQ:  BRKL) today announced that it has completed its acquisition of Bancorp Rhode Island, Inc. (NASDAQ:  BARI), a $1.6 billion bank holding company based in Providence, Rhode Island.  Bancorp Rhode Island’s bank subsidiary, Bank Rhode Island, will continue to operate as a subsidiary of Brookline Bancorp and has 17 branch locations throughout Rhode Island.

The total consideration paid by Brookline Bancorp is comprised of approximately 10.9 million shares of common stock and $112.9 million in cash.  Based on the final election results and the provisions of the related merger agreement, Bancorp Rhode Island shareholders who made a valid stock election or no election will receive 4.686 shares of Brookline Bancorp common stock for each Bancorp Rhode Island share held by them, and Bancorp Rhode Island shareholders who made a valid cash election will receive the stock consideration for approximately 47.6% of their Bancorp Rhode Island shares and cash consideration of $48.25 per share for the balance of their Bancorp Rhode Island shares.

Brookline Bancorp also announced that Merrill W. Sherman, previously President and CEO of Bancorp Rhode Island and Bank Rhode Island, and Bogdan Nowak, a Bancorp Rhode Island board member, have joined the Brookline Bancorp Board of Directors.  Mark J. Meiklejohn, previously the Chief Lending Officer at Bank Rhode Island, was named President and CEO of Bank Rhode Island.

“We are very pleased to welcome the customers and employees of Bank Rhode Island to our growing family of regional banks,” said Paul A. Perrault, President and CEO of Brookline Bancorp.  “The addition of Merrill Sherman and Bogdan Nowak to our board and the appointment of Mark as President and CEO of Bank Rhode Island ensures a smooth transition and continued growth at Bank Rhode Island.”

Brookline Bancorp announced that, as it completes the integration of Bancorp Rhode Island, it plans to release its fourth quarter 2011 earnings report after the close of business on Wednesday, January 25, 2012.

About Brookline Bancorp, Inc.

Brookline Bancorp, Inc., a financial holding company with approximately $4.7 billion in assets, is headquartered in Brookline, Massachusetts and operates as the holding company for Brookline Bank, Bank Rhode Island, and The First National Bank of Ipswich.  All three banks provide commercial and retail banking services at locations throughout Eastern Massachusetts and Rhode Island.  More information about Brookline Bancorp, Inc. and its banks can be found at the following websites:  www.brooklinebank.com, www.bankri.com, and www.fnbi.com.

Forward-Looking Statements

This press release contains statements about future events that constitute forward-looking statements.  Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially.  Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition and difficulties related to the integration of the businesses following the merger.  For additional factors that may affect future results, please see the filings made by Brookline with the Securities and Exchange Commission, including Brookline’s Annual Report on Form 10-K (as amended) for the year ended December 31, 2010, as supplemented by its Quarterly Reports on Form 10-Q.  Brookline undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances that may arise after the date of this press release.